UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 13, 2023

ROYAL CARIBBEAN CRUISES LTD.
(Exact Name of Registrant as Specified in Charter)

Republic of Liberia
(State or Other Jurisdiction of Incorporation)

1-11884	98-0081645
(Commission File Number)	(IRS Employer Identification No.)

1050 Caribbean Way, Miami, Florida	33132
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 305-539-6000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RCL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 13, 2023, Royal Caribbean Cruises Ltd. (the “Company”) completed its previously announced private offering of $700.0 million aggregate principal amount of 7.250% Senior Notes due 2030 (the “Notes”). The Company received net proceeds from the offering of approximately $691.0 million (after deducting fees, commissions and expenses), which it intends to use to repay principal payments on debt maturing in 2023 and/or 2024.

The Notes were issued by the Company pursuant to an indenture, dated February 13, 2023 (the “Indenture”), among the Company, RCI Holdings LLC, a direct wholly-owned subsidiary of the Company (“RCI Holdings”), and The Bank of New York Mellon Trust Company, N.A., as trustee.

Interest on the Notes accrues from February 13, 2023 and will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2023, at a rate of 7.250% per year. The Notes will mature on January 15, 2030, unless earlier redeemed or repurchased.

The Notes will be guaranteed fully and unconditionally on a senior unsecured basis by RCI Holdings, which owns 100% of the equity interests in the Company’s subsidiaries that own the following vessels: Symphony of the Seas, Oasis of the Seas, Harmony of the Seas, Spectrum of the Seas, Quantum of the Seas, Ovation of the Seas and Anthem of the Seas.

The Company may, at its option, redeem, at any time and from time to time prior to December 15, 2025, some or all of the Notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of redemption plus a “make-whole premium” described in the Indenture. During the twelve month-periods beginning on December 15, 2025, December 15, 2026 and December 15, 2027 and thereafter, the Company may, at its option, redeem, at any time and from time to time, some or all of the Notes at redemptions prices listed in the Indenture, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the date of redemption. In addition, at any time and from time to time prior to December 15, 2025, the Company may, at its option, redeem up to 40% of the aggregate principal amount of the Notes with the proceeds from certain equity offerings at the redemption price listed in the Indenture. The Company may also redeem all, but not part, of the Notes upon the occurrence of specified tax events set forth in the Indenture.

The Indenture contains covenants that limit the ability of the Company and/or certain of its subsidiaries to, among other things: (i) incur or guarantee certain additional indebtedness; (ii) consummate certain asset sales; (iii) create or assume certain liens; and (iv) consolidate, merge or transfer all or substantially all of their assets. In addition, upon the occurrence of specified change of control triggering events, the Company may be required to offer to repurchase the Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. The Indenture also contains customary events of default.

The Notes and related guarantees were offered and sold in a private offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes and the related guarantees were offered within the United States only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States only to non-U.S. investors in accordance with Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction. Unless so registered, the Notes and the related guarantee may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The Indenture (which include the form of Note) is filed as Exhibit 4.1 to this Current Report on Form 8-K and are incorporated herein by reference. The above description of the material terms of the Indenture and Notes are qualified in their entirety by reference to such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 8.01	Other Events.

On February 13, 2023, upon closing of the offering of the Notes, the Company terminated the commitment for a $700.0 million 364-day term loan facility with Morgan Stanley Senior Funding Inc.

On February 13, 2023, the Company also issued a press release announcing the completion of the private offering of the Notes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit 4.1	Indenture, dated February 13, 2023, among Royal Caribbean Cruises Ltd., RCI Holdings LLC and The Bank of New York Mellon Trust Company, N.A., as trustee.

Exhibit 99.1	Press Release, dated February 13, 2023.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date: February 13, 2023	By:	/s/ Naftali Holtz
	Name:	Naftali Holtz
Chief Financial Officer

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